Exhibit 10.42

ACE LIMITED

SUPPLEMENTAL RETIREMENT PLAN

(as amended and restated effective as of January 1, 2009)

ACE LIMITED SUPPLEMENTAL RETIREMENT PLAN

General

The ACE Limited Supplemental Retirement Plan is hereby adopted effective January 1, 2009 by ACE Limited to provide supplemental retirement benefits to Eligible Employees pursuant to the terms and provisions set forth below. From January 1, 2005 through December 31, 2008, the Plan has operated in good faith compliance with Code section 409A and the transitional guidelines set forth in official IRS guidance. Effective January 1, 2009, participation in the Plan will continue only to the extent amounts deferred and credited are not subject to Code section 457A.

The Plan is intended (1) to comply with Code section 409A, the final regulations and official guidance issued thereunder for credited amounts earned and vested after December 31, 2004, while credited amounts earned and vested prior to January 1, 2005 (and applicable earnings credited on these amounts) are not intended to be subject to the provisions of Code section 409A (the “Grandfathered Amounts”), to the fullest extent permitted by Code section 409A, the final regulations and official guidance, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions. The Plan document and Plan procedures in effect on December 31, 2004 will remain in full force and effect for the Grandfathered Amounts and is labeled Attachment A.

SECTION 1

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Pension Committee of the Company or such other committee as may be appointed by the Compensation Committee of the Board of Directors from time to time.

“Company” means ACE Limited or any successor corporation or other entity.

“Eligible Employee” means an Employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and eligible to participate in the Plan. Any determination of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Employee” means an individual who is a regular employee on the U.S. payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Key Employee” means an Employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Company or its Affiliates if the Company’s stock is publicly traded on an established securities market or otherwise (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)). Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date.

“Participant” means an Eligible Employee with an accrued benefit under the Plan.

“Plan” means the ACE Limited Supplemental Retirement Plan, as set forth herein and as amended from time to time.

“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

SECTION 2

Amount and Payment of Plan Benefit

2.1. Accounts. The Committee shall maintain “Supplemental Accounts” in the name of each Participant under the Plan which will reflect the amount, expressed in United States dollars, to which the Participant may become entitled under the Plan. A Participant’s Supplemental Accounts shall be credited in each Plan Year as follows:

(a)

For any Plan Year, in the event the Participant’s before-tax elective contributions to the Retirement Plan are limited by the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, his compensation for the Plan Year will continue to be reduced by, and the Participant’s Supplemental Before-Tax Account credited with, an amount equal to the amount of before-tax elective contributions that would have been made under the Retirement Plan had the provisions of sections 401(a)(17), 401(k)(3), 402(g) or 415 of the Code, as applicable, not applied to him. Credits to the Participant’s Supplemental Before-Tax Account pursuant to this subsection 2.1(a) shall be made at the same time that before-tax elective contributions would otherwise have been credited to his accounts under the Retirement Plan. A Participant shall make an election to participate in the Plan and such election shall remain in effect until modified or revoked by the individual in accordance with the terms of the Plan. Notwithstanding the foregoing provisions of this subsection 2.1(a), salary reductions shall continue and an amount shall be credited to the Participant’s Supplemental Before-Tax Account in accordance with this subsection 2.1 (a)(and Supplemental Matching Contributions and Supplemental Discretionary Matching Contributions, if any, shall be credited to the Participant’s applicable accounts in accordance with subsections 2.1(b) and 2.1(c)) for a Plan Year only if the Participant’s before-tax elective contributions to the Retirement Plan have reached the maximum amount permitted under section 402(g) of the Code or the maximum elective contributions permitted under the Plan and the Committee shall require that the Participant elect (and not reduce) in the Plan Year the maximum deferral percentage permitted under the Retirement Savings Plan in order to receive a Supplemental Before-Tax Contribution for the Plan Year under this Plan, and shall establish such other administrative procedures as are necessary to comply with such regulations.

(b)	Subject to the requirements of subsection 2.1(a), for any Plan Year, a Participant’s Supplemental Matching Account shall be credited with an amount equal to the difference, if any, between (a) the matching contributions that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof and based on his before-tax elective contributions under the Retirement Plan, determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and (b) the amount of matching contributions actually made to the Retirement Plan on behalf of the Participant. Credits to the Participant’s Supplemental Matching Account pursuant to this subsection 2.1(b) shall be made at the same time that matching contributions would otherwise have been credited to his accounts under the Retirement Plan.

(c)

Subject to the requirements of subsection 2.1(a), for any Plan Year, a Participant’s Supplemental Discretionary Matching Account shall be credited with an amount equal to the difference, if any, between (a) the discretionary matching contributions that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof and based on his before-tax salary deferral election under the Retirement Plan, determined without regard to the limitations of sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Code, and

(b) the amount of discretionary matching contributions actually made to the Retirement Plan on behalf of the Participant. Credits to the Participant’s Supplemental Discretionary Matching Account pursuant to this subsection 2.1(c) shall be made at the same time that discretionary matching contributions would otherwise have been credited to his accounts under the Retirement Plan.

(d)	For any Plan Year, a Participant’s a Participant’s Supplemental Core Account shall be credited with an amount equal to the difference, if any, between (a) the Employer Core Contribution that would have been contributed on behalf of the Participant to the Retirement Plan for that Plan Year, in accordance with the terms thereof determined without regard to the limitations of sections 401(a)(17) or 415 of the Code and (b) the amount of the Employer Core Contributions actually made to the Retirement Plan on behalf of the Participant. Credits to the Participant’s Supplemental Core Account pursuant to this subsection 2.1(d) shall be made at the same time that Employer Core Contributions would otherwise have been credited to his accounts under the Retirement Plan.

2.2. Adjustment of Accounts. Each Participant’s Accounts shall be adjusted in accordance with this Section 2 in a uniform manner as of each Valuation Date, as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsections 2.1 that have not previously been credited.

Except as otherwise designated by the Committee, the term “Valuation Date” means the last day of each month.

2.3. Investment Return Rates. The “Investment Return Rate(s)” with respect to the Account(s), or portions of the Supplemental Account(s), of any Participant for any period shall be the Investment Return Rate(s) elected by the individual in accordance with subsection 2.4 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this paragraph 2.3.

2.4. Participant Selection of Investment Return Rate. The Investment Return Rate alternatives under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time to time; provided, however, that the Company may not modify the Investment Return Rate with respect to periods prior to the adoption of such modification.

2.5. Statement of Accounts. As soon as practicable after the last day of each Plan Year, the Committee will cause to be delivered to each Participant a statement of the balance of his Supplemental Account as of that day.

2.6 Distribution. Subject to the following provisions of this subsection 2.6 and subsection 2.8, a Participant’s Supplemental Account balance shall be payable to the Participant in a single sum during first calendar quarter of the year following the year the Participant Separates from Service. Subject to any applicable currency exchange laws, payments shall be made in such currency as the Committee shall elect, based on the currency exchange rate of the Trustee of the Retirement Plan as of the date of payment. In the event of a Participant’s death, the amount which would otherwise be payable to the Participant shall be paid to one or more beneficiaries designated by the Participant for purposes of the Plan in a writing filed with the Committee prior to the date of death. Any such designation shall cancel any previous designation by the Participant. If no such designation is on file on the date of the Participant’s death, or if the designated beneficiary predeceases the Participant, the Participant’s Supplemental Account balance shall be paid to the Participant’s estate.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). If applicable, any amounts payable to the Participant during such six (6) month period shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service.

2.7 Distributions to Persons Under Disability. In the event a Participant or his beneficiary is declared incompetent and an conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

2.8 Forfeiture of Certain Accounts. Notwithstanding any provision of the Plan to the contrary, in no event shall any amount attributable to the Participant’s Supplemental Account be payable to or on account of a Participant whose Separation from ServiceDate occurs prior to the Participant’s completion of twelve consecutive months of employment with an Employer for any reason other than the death of the Participant. Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

2.9 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 4.11 shall be paid in accordance with Code section 409A.

2.10 Transitional Distributions for Separations from Service during 2005 and 2006. For Participants who Separated from Service in 2005 or 2006 (for amounts credited during 2005 or 2006) distributions begin the later of the first quarter of the year following the year the Participant Separates from Service or by the end of the year in which the Participant attains age 55.

2.11 Changes in Time or Form of Distribution. Participants who Separated from Service in 2005 and 2006, may make an election to change the time or form of a distribution, but only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made; and

(b)	In the case of an election to change the time or form of a distribution under Sections 4.1, 4.2, or 4.5, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time or form of a distribution under Section 4.2, the election must be made at least twelve (12) months before the date of the first scheduled distribution.

(d)	All changes to the time or form of any distribution are subject to approval by the Committee and only permitted to the extent allowed by Code section 409A.

SECTION 3

Source of Benefit Payments

3.1. Liability for Benefit Payments. The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer of the Participant with respect to whom the benefit is payable; provided, however, that if a Participant has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be that portion accrued while the Participant was employed by that Employer, and earnings on such portion. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.

3.2. No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

3.3. Successors. The obligations of the Company and each Employer under the Plan shall be binding on any assignee or successor in interest thereto. Prior to any merger, consolidation or sale of assets, the Company, or if applicable, the Employer, shall require any such successor to expressly assume all of the Company’s, or if applicable, all of the Employer’s, obligations under the Plan.

3.4 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

3.5 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(c)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(d)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 4.11 shall be paid in accordance with Code section 409A.

3.6 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

SECTION 4

Amendment and Termination

4.1 Amendment and Termination. The Company may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant under the Plan without the consent of the Participant. The Company, by Plan amendment or termination, may prospectively eliminate the right to have amounts credited to any Supplemental Account pursuant to the provisions of Section 2 or reduce the amount which is required to be credited to any such account pursuant to those provisions.

4.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Account as of the effective date of such amendment or termination; provided however, an amendment may freeze or limit future accruals of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time described in Section 2, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Section 2 until the Account balances are fully distributed.

4.3 No Material Modification. Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purposes of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amount that are “grandfathered” and exempt from the requirements of Code section 409A.

ATTACHMENT A

The ACE Limited Supplemental Retirement Plan as in effect December 31, 2004.

Refer to exhibit 10.1 of Form 10-Q filed on November 14, 2001.